December 31, 2025	Aneal Krishnamurthy Managing Director, Associate General Counsel Product & Distribution Law 8500 Andrew Carnegie Boulevard, Charlotte, NC 28262 704-988-7223
Board of Trustees of Teachers Insurance and Annuity Association of America 730 Third Avenue, 6th Floor New York, New York 10017

Ladies and Gentlemen:

This opinion is furnished in connection with the initial Registration Statement on Form N-6 (the “Registration Statement”) of TIAA Separate Account VLI-1 (the “Separate Account”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended for the Intelligent Life flexible premium individual and last survivor variable universal life policies (collectively the “Policies”) offered and funded by the Separate Account, pursuant to that certain merger of TIAA-CREF Life Insurance Company, a 100% owned subsidiary of Teachers Insurance and Annuity Association of America (“TIAA”) into TIAA. Pursuant to the merger agreement, TIAA will assume all rights and obligations under the Policies.

I have examined, or caused to be examined, the Charter, Bylaws and other corporate records of TIAA, including TIAA’s Plan of Operation for the Separate Account business, other organizational records of the Separate Account and the relevant statutes and regulations of the State of New York. On the basis of such examination, it is my opinion that:

1.	TIAA is a life insurance company duly organized and validly existing under the laws of the State of New York.

2.

The Separate Account is a “separate account” of TIAA within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA’s Board of Trustees and validly existing under the laws of the State of New York.

3.

To the extent New York state law governs, the Policies have been duly authorized by TIAA and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect (including New York insurance company insolvency laws) and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Statement of Additional Information.

Sincerely,

/s/ Aneal Krishnamurthy

Aneal Krishnamurthy

Internal Use Only (I)